CoreComm Limited Letterhead
                            110 East 59th Street
                                  26 Floor
                             New York, NY 10022


                                         September 7, 2001






                              CoreComm Limited
          Registration Statement on Form S-1 (File no. 333-_____)

Ladies and Gentlemen:

          In connection with the above-captioned Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and the rules and regulations under the Act, I am furnishing my opinion as to the legality of:


         (i) 49,000,000 shares (the "Senior Notes Common Stock") of Common Stock of CoreComm Limited (the "Company") to be issued as interest payments under the Company's senior unsecured notes due 2003 (the "Senior Notes"); and

         (ii) The rights (the "Rights") to purchase the Company's Series C junior participating preferred stock, par value $0.01 per share, attached to each share of Common Stock described in clause (i) above.

The resale of all of the securities described in clause (i) above is registered under the Registration Statement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents (collectively, the "Documents"): the Registration Statement, the Company's Restated Certificate of Incorporation and Restated Bylaws (each as in effect on the date of this letter), the Rights Agreement between the Company and Continental Stock Transfer & Trust Company ("Continental"), dated as of September 29, 2000, (the "Rights Agreement"), the form of the Senior Notes, the Note Purchase Agreement, dated as of September 29, 2000 among the Company and the holders of the Senior Notes (the "Senior Notes Purchase Agreement") and records of certain of the Company's and its predecessors' corporate proceedings. In addition, I have examined those other certificates, agreements and documents that I deemed relevant and necessary as a basis for my opinion.

In my examination of the documents referred to above, and in rendering my opinion, I have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents as originals, (iii) the conformity to the original documents of all documents as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all the latter documents, (iv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete, (v) the legal capacity of all individuals who have executed any of the documents which I examined and(vi) that, to the extent that any Senior Notes Common Stock is issued as interest, the Board of Directors of the Company will authorize each such issuance and take all necessary actions.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this opinion, I am of the opinion that:

1. The shares of Senior Notes Common Stock, when issued in accordance with the terms of the Senior Notes and the Senior Notes Purchase Agreement, will be validly issued, fully paid and non-assessable; and

2. The Rights associated with the Senior Notes Common Stock will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

My opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. My opinion is rendered only with respect to the laws, and the reported judicial decisions, rules, regulations and orders made under them, which are currently in effect. The enforceability of the Rights may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                                   * * *

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not agree or admit that I come within the category of persons whose consent is required by the Act or the Rules.


                                 Very truly yours,


                                 /s/ RICHARD J. LUBASCH
                                 -------------------------------------
                                 Richard J. Lubasch
                                 Senior Vice President, General Counsel
                                 and Secretary